Exhibit 1

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of March 9, 2015, between Hansen Medical, Inc., a Delaware corporation (the “Company”), and each purchaser identified on Exhibit A hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“19.99% Restriction” shall have the meaning ascribed to such term in Section 5.1(d).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Amended and Restated IRA” means that certain Amended and Restated Investor Rights Agreement, dated as of August 11, 2014, by and among the Company, the Purchasers and the other purchasers named therein.

“Applicable Laws” shall have the meaning ascribed to such term in Section 3.22.

“Auditor” shall have the meaning ascribed to such term in Section 3.11.

“Authorizations” shall have the meaning ascribed to such term in Section 3.22.

“Benefit Plans” shall have the meaning ascribed to such term in Section 3.3.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” shall have the meaning ascribed to such term in Section 2.1(b).

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Code” shall have the meaning ascribed to such term in Section 3.17.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company” shall have the meaning ascribed to such term in the preamble.

“Company Stockholders’ Meeting” shall have the meaning ascribed to such term in Section 5.1(a).

“Corporate Actions” shall have the meaning ascribed to such term in Section 5.1(d).

“Disclosure Schedules” shall have the meaning ascribed to such term in ARTICLE III.

“Effective Date” means the earliest of the date that (a) the Registration Statement has been declared effective by the Commission, (b) all of the Registrable Securities (as defined in the Second Amended and Restated IRA) have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of the Closing Date provided that no holder of Registrable Securities is an Affiliate of the Company, all of the Registrable Securities may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Registrable Securities pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Environmental Laws” shall have the meaning ascribed to such term in Section 3.16.

“ERISA” shall have the meaning ascribed to such term in Section 3.17.

“Except as disclosed in the SEC Reports” shall be construed to mean only those matters that are reasonably apparent and fairly disclosed in the SEC Reports (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking). For purposes of this definition, “SEC Reports” shall only include SEC Reports filed with or furnished to the Commission since January 1, 2014.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rules” shall have the meaning ascribed to such term in Section 3.10.

“Existing Credit Agreement” shall have the meaning ascribed to such term in Section 3.3.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” shall have the meaning ascribed to such term in Section 3.8.

“Governmental Authority” shall have the meaning ascribed to such term in Section 3.22.

“Intellectual Property” means (i) worldwide patents, patent applications, invention disclosures and other rights of invention, filed with any governmental authority, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of the filing date of any of the foregoing; (ii) worldwide (A) registered trademarks and service marks and registrations and applications for such registrations, and (B) unregistered trademarks and service marks, trade names, fictitious business names, corporate names, trade dress, logos, product names and slogans, including any common law rights; in each case together with the goodwill associated therewith; (iii) worldwide (A) registered copyrights in published or unpublished works, mask work rights and similar rights, including rights created under Sections 901-914 of Title 17 of the United States Code, mask work registrations, and copyright applications for registration, including any renewals thereof, and (B) any unregistered copyrightable works and other rights of authorship in published or unpublished works; (iv) worldwide (A) internet domain names; (B) website content; (C) telephone numbers; and (D) moral rights and publicity rights; (v) any computer program or other software (irrespective of the type of hardware for which it is intended), including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, including, in the case of source code, any related images, videos, icons, audio or other multimedia data or files, data files, and header, development or compilations tools, scripts, and files, and (vi) worldwide confidential or proprietary information or trade secrets, including technical information, inventions and discoveries (whether or not patentable and whether or not reduced to practice) and improvements thereto, know-how, processes, discoveries, developments, designs, techniques, plans, schematics, drawings, formulae, preparations, assays, surface coatings, diagnostic systems and methods, patterns, compilations, databases, database schemas, specifications, technical data, inventions, concepts, ideas, devices, methods, and processes; and includes any rights to exclude others from using or appropriating any Intellectual Property Rights, including the rights to sue for or assets claims against and remedies against past, present or future infringements or misappropriations of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property or other rights relating to any or all of the foregoing anywhere in the world.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents. For the avoidance of doubt, a breach or conflict with the Existing Credit Agreement shall be deemed to be a Material Adverse Effect.

“Nasdaq” means The NASDAQ Stock Market, LLC.

“Nasdaq Rules” shall have the meaning ascribed to such term in Section 3.10.

“Occupational Laws” shall have the meaning ascribed to such term in Section 3.17.

“Oracle” shall have the meaning ascribed to such term within definition of “Principal Purchasers”.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Shares” shall have the meaning ascribed to such term in Section 2.1(a).

“Price Per Share” shall have the meaning ascribed to such term in Section 2.1(a).

“Principal Purchasers” means Oracle Partners, LP, Oracle Institutional Partners, LP and Oracle Ten Fund Master, LP (together, “Oracle”) and the Schuler Family Foundation and their respective successors and assigns.

“Proxy Statement” shall have the meaning ascribed to such term in Section 5.1(c).

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1(a).

“Purchaser Party” shall have the meaning ascribed to such term in Section 5.9.

“Purchasers” shall have the meaning ascribed to such term in the preamble.

“Recommendation” shall have the meaning ascribed to such term in Section 5.1(a).

“Registration Statement” shall have the meaning ascribed to such term in the Second Amended and Restated IRA.

“Requisite Stockholder Approval” means (i) the favorable vote of the holders of at least 66 2/3rds of the outstanding Common Stock to approve the amendment to the Certificate of Incorporation pursuant to Section 5.1(d)(x) and (ii) the favorable vote of the holders of a majority of the outstanding Common Stock participating at the Company Stockholders’ Meeting with respect to the other Corporate Actions.

“Rights Offering” shall have the meaning ascribed to such term in Section 5.2.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.7.

“Second Amended and Restated IRA” means the Second and Restated Investor Rights Agreement, dated as of the Closing Date, among the Company, the Purchasers and the other purchasers named therein, in the form of Exhibit C attached hereto.

“Securities” means the Preferred Shares, any shares of Common Stock issued or issuable upon the full conversion of the Preferred Shares, the Warrants and the Warrant Shares.

“Securities Act” shall have the meaning ascribed to such term in the recitals.

“Series D Warrants” means the Series D warrants exercisable to purchase shares of Common Stock issued pursuant to that Exchange Agreement, dated as of July 30, 2014, by and among the Company and the warrantholders named therein.

“Series E Warrants” shall have the meaning ascribed to such term in Section 2.1(a).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1 and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Warrants, the Second Amended and Restated IRA, the Certificate of Designations, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 330 N. Brand Blvd., Suite 701, Glendale, California 91203-2389 and a telephone number of (732) 512-3172, and any successor transfer agent of the Company.

“Warrant Shares” shall have the meaning ascribed to such term in Section 2.1(a).

“Warrants” shall have the meaning ascribed to such term in Section 2.1(a).

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue and sell to the Purchasers, and the Purchasers agree, severally and not jointly, to purchase from the Company an aggregate of 53,846 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (collectively, the “Preferred Shares”) in the amounts set forth opposite their respective names on Exhibit A, at a price per Preferred Share equal to $650.00 (the “Price Per Share” and the purchase price for the Preferred Shares, the “Purchase Price”). Contemporaneously, in conjunction with the foregoing purchase and sale, the Company agrees to issue, and the Purchasers shall receive, Series E warrants in the form attached hereto on Exhibit D (the “Warrants” or “Series E Warrants”), exercisable to purchase an aggregate of 53,846,000 shares of Common Stock (the “Warrant Shares”) in the amounts set forth opposite their respective names on Exhibit A.

(b) At or prior to the Closing, the Company shall file the Certificate of Designations of the Series A Convertible Preferred Stock, in the form attached hereto on Exhibit B, with the Secretary of State of the State of Delaware as an amendment to the Company’s Certificate of Incorporation (the “Certificate of Designations”).

2.2 Closing. The closing of the purchase and sale of the Preferred Shares and Warrants (the “Closing”) shall take place at the offices of Sidley Austin LLP located at 555 California Street, 20th Floor, San Francisco, California 94104, on March 11, 2015, following the satisfaction or waiver of the conditions set forth in Section 2.4, or at such other time and place or on such date as the Principal Purchasers and the Company may agree upon (such date is hereinafter referred to as the “Closing Date”). At the Closing, the applicable Purchase Price shall be paid by the applicable Purchasers in cash, by wire transfer of immediately available funds, to an account previously designated in writing by the Company against the issuance by the Company of the Preferred Shares and Warrants.

2.3 Deliveries.

(a) Except as specified in clauses (ii) and (iii) below, on or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) the Second Amended and Restated IRA duly executed by the Company;

(ii) a certificate evidencing the number of Preferred Shares set forth opposite such Purchaser’s name on Exhibit A hereto, registered in the name of such Purchaser (such certificates to be delivered as promptly as practicable after the Closing Date but in no event more than three Trading Days after the Closing Date);

(iii) Warrants registered in the name of such Purchaser to purchase up to a number of shares of Common Stock set forth opposite such Purchaser’s name on Exhibit A hereto (such Warrant certificates to be delivered as promptly as practicable after the Closing Date but in no event more than three Trading Days after the Closing Date);

(iv) a Certificate, executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (i), (ii), (iv), (v), (vi) and (vii) of Section 2.4(b); and

(v) a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, (A) certifying the resolutions adopted by the Board of Directors of the Company approving the Transaction Documents (in forms approved by authorized officers) and the transactions contemplated by this Agreement, including the issuance of the Preferred Shares, the shares of Common Stock issuable upon the conversion of the Preferred Shares, the Warrants and the Warrant Shares and the Corporate Actions (subject to, as applicable, obtaining the Requisite Stockholder Approval), (B) certifying the current versions of the Certificate of Incorporation, the Certificate of Designations, and the Bylaws of the Company and (C) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) the Second Amended and Restated IRA duly executed by such Purchaser; and

(ii) the applicable Purchase Price by wire transfer to the account specified by the Company.

2.4 Closing Conditions.

(a) The obligations of the Company hereunder with respect to any Purchaser in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of such Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of such Purchaser required to be performed at or prior to the Closing Date shall have been performed in all material respects; and

(iii) the delivery by such Purchaser of the items set forth in Section 2.3(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) the representations and warranties made by the Company in ARTICLE III hereof qualified as to materiality shall be true and correct as of the date hereof and the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in ARTICLE III hereof not qualified as to materiality shall be true and correct in all material respects as of the date hereof and the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date, whether under this Agreement or the other Transaction Documents, shall have been performed in all material respects;

(iii) the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement;

(iv) except for the Requisite Stockholder Approval, the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for the consummation of the transactions and the full exercise of the Purchasers’ rights, including the issuance of the Preferred Shares, the full conversion of the Preferred Shares into shares of Common Stock, the issuance of the Warrants and the full exercise of the Warrants, as contemplated by the Transaction Documents;

(v) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents;

(vi) no stop order or suspension of trading shall have been imposed by Nasdaq, the Commission or any other governmental or regulatory body with respect to public trading in the Common Stock; and

(vii) there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

3.1 Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties unless the failure to be so organized and to have such power and authority has not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 3.1 hereto.

3.2 Authorization; Enforcement. Subject to the Requisite Stockholder Approval, the Company has all corporate right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Subject to the Requisite Stockholder Approval, all corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Securities contemplated herein and the performance of the Company’s obligations hereunder and thereunder has been taken. The Transaction Documents have been (or upon delivery will have been) duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3 Capitalization. Schedule 3.3 sets forth as of the date hereof (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock remaining available for issuance pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to outstanding securities exercisable for, or convertible into or exchangeable for, any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim, except the issued and outstanding capital stock, membership units or other securities owned or held of record by the Company in its Subsidiaries that have been pledged as collateral under that certain Amended and Restated Loan and Security Agreement, dated as of August 23, 2013, by and among the Company, the entities from time to time party thereto as Lenders and White Oak Global Advisors, LLC (the “Existing Credit Agreement”). No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 3.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement and shares issued to officers, directors, employees, and consultants pursuant to employee benefit plans (“Benefit Plans”) as disclosed in the SEC Reports; and neither the Company nor any of its Subsidiaries has any commitments for the issuance of any equity securities of any kind, other than in connection with this Agreement or as described on Schedule 3.3. Except as described on Schedule 3.3 and except for the Amended and Restated IRA and Benefit Plans, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 3.3 and except as provided in the Amended and Restated IRA, no Person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The issuance and sale of the Preferred Shares and Warrants and the issuance of Common Stock upon the conversion of the Preferred Shares and the exercise of the Warrants hereunder, subject to the Requisite Stockholder Approval, will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Purchasers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Except as described on Schedule 3.3, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.4 Issuance; Reservation of Shares. The issuance of the Preferred Shares has been duly and validly authorized by all necessary corporate and stockholder action, and the Preferred Shares, when issued and paid for pursuant to this Agreement and, subject to the Requisite Stockholder Approval, the shares of Common Stock issuable upon the conversion of such

Preferred Shares, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions (other than as provided in the Transaction Documents). The issuance of the Warrants has been duly and validly authorized by all necessary corporate and stockholder action, and the Warrant Shares, subject to the Requisite Stockholder Approval, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances (other than as provided in the Transaction Documents). Subject to and after the receipt of the Requisite Stockholder Approval, the Company will have reserved, and will continue to reserve at all times that the Preferred Shares or Warrants remain outstanding, such number of shares of Common Stock sufficient to enable the conversion of all Preferred Shares and the full exercise of the Warrants and Series D Warrants then outstanding.

3.5 No Conflicts. Except as set forth in Schedule 3.5, subject to the Requisite Stockholder Approval, the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation and Bylaws (true and complete copies of which have been made available to the Purchasers through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any Governmental Authority, any Subsidiary or any of their respective assets or properties, (b) the Existing Credit Agreement or (c) except for any such conflict, breach, violation or default that would not reasonably be expected to have a Material Adverse Effect, any other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

3.6 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including, for the avoidance of doubt, any consents or approvals related to the Existing Credit Agreement), other than filings that have been made, or will be made, or consents that have been obtained, or will be obtained, pursuant to the rules and regulations of Nasdaq, applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file or obtain within the applicable time periods.

3.7 SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2014 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not received any letters of comment from the staff of the Commission that have not been resolved as of the date hereof.

3.8 Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.9 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to have a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or changed its principal registered public accounting firm, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities, except pursuant to existing Company equity compensation plans. The Company does not have pending before the Commission any request for confidential treatment of information.

3.10 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Reports, the Company’s internal control over financial reporting is effective and none of the Company, the Board of Directors and audit committee is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls; and since the end of the latest audited fiscal year, there has been no change in the Company’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Board of

Directors has, subject to the exceptions, cure periods and the phase in periods specified in the applicable stock exchange rules (“Exchange Rules”), validly appointed an audit committee to oversee internal accounting controls whose composition satisfies the applicable requirements of the Exchange Rules and the Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of the Exchange Rules. The Board of Directors has validly appointed an audit committee whose composition satisfies the applicable requirements of Rule 5605(c)(2) of the Nasdaq Listing Standards (the “Nasdaq Rules”) and the Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of Rule 5605(c)(1) of the Nasdaq Rules. Neither the Board of Directors nor the audit committee has been informed, nor is any director of the Company aware, of (A) any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weakness in the Company’s internal controls; or (B) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, except as described in the SEC Reports which is required to be described in the SEC Reports. The Company has not, directly or indirectly, extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers in violation of applicable laws, including Section 402 of the Sarbanes-Oxley Act of 2002. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Company is made known to the principal executive officer and the principal financial officer. The Company has utilized such controls and procedures in preparing and evaluating the disclosures in the SEC Reports.

3.11 Accountant. To the Company’s knowledge, Deloitte & Touche LLP (the “Auditor”), which has expressed its opinion with respect to the Company’s financial statements as of December 31, 2013 and 2012, respectively, and included in the SEC Reports (including the related notes), is “independent” with respect to the Company within the meaning of Regulation S-X promulgated by the Commission and has been “independent” within such meaning at all times since its engagement by the Company. The Company has made such disclosure of non-audit services performed by the Auditors in its proxy statements with respect to its annual meetings of its stockholders as is required under the Exchange Act, Securities Act and the rules and regulations of the Commission promulgated thereunder, and all such non-audit services have been approved in advance by the audit committee of the Board of Directors. To the knowledge of the Company, the Auditor is a registered public accounting firm as required by the Securities Act and the Sarbanes-Oxley Act of 2002 and the corresponding rules and regulations of the Commission promulgated thereunder.

3.12 Litigation. Except as set forth in the SEC Reports, there is not pending or, to the knowledge of the Company, threatened or contemplated, any action, suit or proceeding to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries is the subject before or by any Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect. There are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required to be described in the SEC Reports that have not been so described.

3.13 Product Rights. Except as set forth in the SEC Reports, neither the Company nor any Subsidiary has granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell their products to any other person and is not bound by any agreement that affects either the Company’s or any of its Subsidiaries’ exclusive right to develop, manufacture, produce, assemble, distribute, license, market or sell their products.

3.14 Tax Matters. The Company and its Subsidiaries have timely filed all federal, state, local and foreign income and franchise tax returns required to be filed and are not in default in the payment of any material taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company or any of its Subsidiaries are contesting in good faith. There is no pending dispute with any taxing authority relating to any of such returns and the Company has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Company or any of its Subsidiaries for which there is not an adequate reserve reflected in the Company’s financial statements included in the SEC Reports.

3.15 Insurance. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

3.16 Environmental Matters. The Company and its Subsidiaries (A) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (B) have received and are in material compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their business; and (C) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in any such case for any such failure to comply, or failure to receive required permits, licenses or approvals, or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

3.17 Labor Relations. The Company and its Subsidiaries (A) are in compliance, in all material respects, with any and all applicable foreign, federal, state and local laws, rules, regulations, treaties, statutes and codes promulgated by any and all Governmental Authorities (including pursuant to the Occupational Health and Safety Act) relating to the protection of human health and safety in the workplace (“Occupational Laws”); (B) have received all material permits, licenses or other approvals required of it under applicable Occupational Laws to conduct their business as currently conducted; and (C) are in compliance, in all material respects, with all terms and conditions of such permits, licenses or approvals. No action, proceeding, revocation proceeding, writ, injunction or claim is pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to Occupational Laws, and the Company does not have knowledge of any facts, circumstances or developments relating to its operations or cost accounting practices that could reasonably be expected to form the basis for or give rise to such actions, suits, investigations or proceedings. Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company, any of its Subsidiaries, or any of their affiliates for employees or former employees of the Company and its Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

3.18 Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any Governmental Authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, in each case in any material respect.

3.19 Certificates, Authorities and Permits. The Company and each of its Subsidiaries holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such franchise, grant, authorization, license, permit, easement, consent, certification or order or has reason to believe that any such franchise, grant, authorization, license, permit, easement, consent, certification or order will not be renewed in the ordinary course; and the Company and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

3.20 Title to Assets. The Company and its Subsidiaries have good and marketable title to all property (whether real or personal) described in the SEC Reports as being owned by them, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except as described in the SEC Reports, and except those that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property held under lease by the Company and its Subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company or its Subsidiaries.

3.21 Intellectual Property. The Company and its Subsidiaries own, possess, or can acquire on reasonable terms, all Intellectual Property necessary for the conduct of the their business as now conducted or as described in the SEC Reports to be conducted, except as such failure to own, possess, or acquire such rights would not have a Material Adverse Effect. Except as set forth in the SEC Reports, (A) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not have a Material Adverse Effect; (B) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company’s or its Subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by the Company and its Subsidiaries and, to the knowledge of the Company, the Intellectual Property licensed to the Company and its Subsidiaries have not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights of others, neither the Company nor any of its Subsidiaries has received any written notice of such claim and the Company is unaware of any other fact which would form a reasonable basis for any such claim; and (E) to the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or any of its Subsidiaries or actions undertaken by the employee while employed with the Company or any of its Subsidiaries.

3.22 FDA and Related Matters. Except as described in the SEC Reports, the Company and its Subsidiaries: (A) are and at all times have been in full compliance with all statutes, rules, regulations, or guidances applicable to Company and its Subsidiaries and the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration or any other federal, state, local or foreign governmental authority, court or arbitrator having authority over the Company (“Governmental Authority”) alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (C) possess all material Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations; (D) have not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and have no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (E) have not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and the Company has no knowledge that any such Governmental Authority is considering such action; and (F) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission). The studies, tests and preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries were and, if still pending, are, in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812; the descriptions of the results of such studies, tests and trials contained in the SEC Reports are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; except to the extent disclosed in the SEC Reports, the Company is not aware of any studies, tests or trials the results of which the Company believes reasonably call into question the study, test, or trial results described or referred to in the SEC Reports when viewed in the context in which such results are described and the clinical state of development; and neither the Company nor any of its Subsidiaries have received any notices or correspondence from any Governmental Authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries.

3.23 Compliance with Nasdaq Continued Listing Requirements. Except as set forth in Schedule 3.23, the Company is, and has no reason to believe that it will not, upon the issuance of the Securities hereunder, continue to be, in compliance with the listing and maintenance requirements for continued listing on Nasdaq. Assuming the representations and warranties of the Purchasers set forth in ARTICLE IV are true and correct, subject to the Requisite Stockholder Approval, the consummation of the transactions contemplated by the Transaction Documents does not contravene the rules and regulations of Nasdaq. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.

3.24 Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or applicable laws that would prevent the Purchasers or the Company from fulfilling their obligations or exercising their rights in full as contemplated under the Transaction Documents, including, without limitation, (i) the Company’s issuance, and the Purchaser’s receipt, of the Securities, (ii) the Purchasers’ right to fully convert the Preferred Shares into shares of Common Stock, (iii) the Purchasers’ right to fully exercise the Warrants and Series D Warrants for shares of Common Stock and (iv) all other Corporate Actions.

3.25 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.25 that may be due in connection with the transactions contemplated by the Transaction Documents.

3.26 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Commission) in connection with the offer or sale of any of the Securities.

3.27 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the Securities Act.

3.28 Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in ARTICLE IV, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

3.29 Form S-3 Eligibility. The Company meets the eligibility requirements to register the resale of the Securities for resale by the Purchaser on Form S-3 promulgated under the Securities Act.

3.30 Investment Company. The Company is not and, after giving effect to the offering and sale of the Securities, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

3.31 Foreign Corrupt Practices. Neither the Company, any of its Subsidiaries, nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its Subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the FCPA; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.32 Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.33 Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the SEC Reports or any certificate or other document furnished or to be furnished to the Purchasers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

4.1 Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.2 Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501 under the Securities Act. Such Purchaser is not a broker-dealer registered under Section 15 of the Exchange Act. Each Purchaser is acting alone in its determination as to whether to invest in the Securities. Each such Purchaser is not party to any voting agreements or similar arrangements with respect to the Securities, except the Amended and Restated IRA. Each such Purchaser is not a member of a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of the Securities, provided, that (i) Jack W. Schuler and the Schuler Family Foundation may be viewed as a group and (ii) Oracle Partners, LP, Oracle Ten Fund Master, LP, Oracle Institutional Partners, LP and Larry Feinberg may be viewed as a group.

4.3 General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.4 Purchase Entirely for Own Account. The Securities to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time.

4.5 Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

4.6 Disclosure of Information. Such Purchaser has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Purchaser acknowledges receipt of copies of the SEC Reports. Neither such inquiries nor any other due diligence investigation conducted by such Purchaser shall modify, limit or otherwise affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.7 Restricted Securities. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement in compliance with Section 5 under the Securities Act and (ii) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

4.8 Commissions. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

The Company acknowledges and agrees that the representations contained in ARTICLE IV shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE V.

OTHER AGREEMENTS OF THE PARTIES

5.1 Requisite Stockholder Approval.

(a) Subject to applicable law, the rules and regulations of Nasdaq and the Company’s Certificate of Incorporation and Bylaws, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as promptly as practicable following the date of this Agreement (and in no event later than forty days after the commencement of the mailing of the Proxy Statement to the Company’s stockholders), for the purpose of voting upon the approval, authorization and ratification of the Corporate Actions set forth in Section 5.1(d), in accordance with applicable law and the rules and regulations of Nasdaq. Notwithstanding the foregoing, (i) if there are insufficient shares of the Company’s Common Stock necessary to conduct business at the Company Stockholders’ Meeting, the Company may extend the date of the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is necessary in order to conduct business at the Company Stockholders’ Meeting, (ii) the Company may delay the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable law, and (iii) the Company may delay the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is necessary to solicit sufficient proxies to secure the Requisite Stockholder Approval. The Company shall solicit from stockholders of the Company proxies in favor of the approval, authorization and ratification of the Corporate Actions in accordance with applicable law and the rules and regulations of Nasdaq, and the Company’s Board of Directors shall (x) recommend that the Company’s stockholders vote to adopt, authorize, approve and ratify the Corporate Actions (the “Recommendation”), (y) use its best efforts to solicit such stockholders to vote in favor of the Corporate Actions and (z) take all other actions necessary or advisable to secure the favorable votes of such stockholders required to approve and effect all of the Corporate Actions. The Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.1(a), whether or not the Company’s Board of Directors at any time subsequent to the date hereof shall have changed its position with respect to its Recommendation or determined that any or all of the Corporate Actions are no longer advisable and/or recommended that stockholders of the Company reject it.

(b) Except as required to comply with fiduciary duties under applicable law, the Company’s Board of Directors shall not (i) withdraw or modify the Recommendation in a manner adverse to the Purchasers, or adopt or propose a resolution to withdraw or modify the Recommendation that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Company’s Board of Directors or any committee thereof does not support the Corporate Actions or does not believe that the Corporate Actions are in the best interests of the Company’s stockholders or (ii) fail to reaffirm, without qualification, the Recommendation, or fail to state publicly, without qualification, that the Corporate Actions are in the best interests of the Company’s stockholders after the Purchasers request in writing that such action be taken.

(c) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the Securities Exchange Commission the preliminary Proxy Statement (the “Proxy Statement”), which the Company shall use best efforts to complete and disseminate to the stockholders of the Company as soon as practicable following such filing. No filing of, or amendment or supplement to, or correspondence with the Commission or its staff with respect to the Proxy Statement shall be made by the Company without providing the Purchasers and their counsel a reasonable opportunity to review and comment thereon. The Company shall advise the Purchasers, promptly after it receives notice thereof, of any request by the Commission or its staff for an amendment or revisions to the Proxy Statement or requests or comments thereon and responses thereto, and shall provide the Purchasers with copies of all correspondence between the Company and any of its advisors or representatives, on the one hand, and the Commission or its staff, on the other hand.

(d) “Corporate Actions” means any and all corporate actions in furtherance of fully effectuating (including, for the avoidance of doubt, the correction or removal of any limitations restricting the full exercise of the following actions, in whole or in part) (i) the Transaction Documents and the transactions contemplated hereby and thereby, (ii) the full conversion of the Preferred Shares into Common Stock, (iii) the full exercise of all Series D Warrants and (iv) the full exercise of all Series E Warrants. Corporate Actions shall include, without limitation, (x) an amendment to the Company’s Certificate of Incorporation to authorize a sufficient number of shares of Common Stock to permit the full conversion of the Preferred Shares and the full exercise of all Series D Warrants and Series E Warrants, and (y) the removal of the restriction prohibiting the exercise of certain Series D Warrants and Series E Warrants if, after giving effect to such exercise, the holder of such warrants would beneficially own in excess of 19.99% of the Company’s outstanding shares of Common Stock (the “19.99% Restriction”), and (z) any and all actions contemplated in connection with the Rights Offering, as more fully described in Section 5.2.

(e) Unless the Requisite Holders previously agree in writing to waive the Company’s obligations under this Section 5.1, each Purchaser agrees to vote all shares of Common Stock beneficially owned by such Purchaser or any Affiliate of such Purchaser in favor of the Corporate Actions, at every duly called meeting of the stockholders of the Company at which such matters are duly considered and at every adjournment or postponement thereof.

5.2 Rights Offering. The Company shall have the right to conduct a rights offering (the “Rights Offering”) providing the shareholders of the Company (other than the Purchasers) the non-transferable right to purchase, at the Conversion Price (as defined in the Certificate of Designations), shares of Common Stock; provided, that (i) the Rights Offering shall result in no more than $10,000,000 in gross proceeds to the Company and (ii) no shareholder shall receive such rights or otherwise be entitled to purchase in the Rights Offering shares of Common Stock in excess of such shareholder’s pro rata ownership of the outstanding shares of Common Stock (relative to the total outstanding shares of Common Stock, excluding those held by the Purchasers). Nothing herein or in any other Transaction Document shall obligate the Company to allow any Purchaser to participate in the Rights Offering, and each Purchaser irrevocably waives any right it and its Affiliates may have in participating in the Rights Offering.

5.3 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement under the Securities Act or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 5.3(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 5.3, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

(c) Subject to the requirements in this Section 5.3(c), certificates evidencing the Securities shall not contain any legend (including the legend set forth in Section 5.3(b) hereof), (i) while a registration statement (including the Registration Statement) covering the resale of such Security is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144, (iii) if such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). Upon the request of any Purchaser, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent (if required by the Transfer Agent to effect the removal of the legend hereunder) with respect to the removal of the restrictive legends on the Securities. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Warrant Shares may be sold under Rule

144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 5.3(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company (or to the Transfer Agent, with notice to the Company) of a certificate representing the Securities issued with a restrictive legend, together with any representation letter reasonably requested by the Company or the Transfer Agent, deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 5.3. The Company shall provide reasonable assistance to the Purchasers in order to provide that certificates for Securities subject to legend removal hereunder are transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser.

5.4 Furnishing of Information; Public Information. Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

5.5 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of Nasdaq such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction. The Purchasers shall take no action to become a group such that any transactions contemplated by this Agreement would require shareholder approval prior to Closing.

5.6 Securities Laws Disclosure; Publicity. The Company shall (a) by 9:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby in a form reasonably satisfactory to the Principal Purchasers, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. The Company shall consult with the Principal Purchasers in issuing any other press releases with respect to the transactions contemplated hereby, and the Company shall not issue any such press release nor otherwise make any such public statement without the prior consent of the Principal Purchasers (which consent shall not unreasonably be withheld or delayed) or, with respect to the public disclosure of the identity of any Purchaser, the prior consent of such Purchaser, except if such disclosure is required by law or by the rules of the Trading Market upon which the Company securities are then traded; in which case, the Company shall promptly provide the Purchasers with prior notice of such public statement or communication.

5.7 Shareholder Rights Plan. To the extent that it would impair the ability of any Purchaser to exercise its rights under the Transaction Documents, including the right to receive any Securities or fully exercise or convert any Securities, as applicable, no claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement.

5.8 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for funding operations or for working capital or other general corporate purposes.

5.9 Indemnification of Purchasers. Subject to the provisions of this Section 5.9, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Parties, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Parties may have with any such stockholder or any violations by such Purchaser Parties of state or federal securities laws or any conduct by such Purchaser Parties which constitutes fraud, gross negligence, willful misconduct or malfeasance of such Purchaser Party). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel, and (iv) notwithstanding the foregoing, the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel engaged by the Principal Purchasers. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 5.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

5.10 Reservation of Common Stock. Subject to the receipt of the Requisite Stockholder Approval, the Company shall reserve and continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue shares of Common Stock upon the conversion of the Preferred Shares and the Warrant Shares pursuant to any exercise of the Warrants.

5.11 Listing of Common Stock. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and, as promptly as practicable following the Closing, subject to the Requisite Stockholder Approval, to secure the listing of all of the Warrant Shares and shares of Common Stock issued upon the conversion of the Preferred Shares on such Trading Market, subject to official notice of issuance. The Company further agrees that if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Warrant Shares and shares of Common Stock issued or issuable upon the conversion of the Preferred Shares, and will take such other action as is necessary to cause all of such shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing or quotation and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Purchasers and the Company agree to cooperate in good faith, if necessary, to restructure the transactions contemplated by the Transaction Documents such that they do not contravene the rules and regulations of Nasdaq; provided, however, that such restructuring does not impact the economic interests of the Purchasers contemplated by the Transaction Documents. Each Purchaser agrees to provide information reasonably requested by the Company to comply with this Section 5.11 and Section 3.23.

5.12 Exchange of Warrants. Following the Requisite Stockholder Approval authorizing the removal of the 19.99% Restriction on the exercise of certain Series D Warrants and the Series E Warrants, the Company shall promptly issue, at any such holder’s request, a new warrant to such holder, identical in all respects to such holder’s previous warrant, but for the elimination of the 19.99% Restriction.

5.13 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

5.14 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser. Each Purchaser shall provide any information reasonably requested by the Company to comply with this Section 5.14.

5.15 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Preferred Shares and, subject to the receipt of the Requisite Stockholder Approval, the shares of Common Stock issued upon the conversion of the Preferred Shares and the Warrant Shares, in each case pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

5.16 Other Actions. Except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms hereof, the Company and the Purchasers shall not, and shall not permit any of their respective Affiliates to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

ARTICLE VI.

TERMINATION

6.1 Termination. The obligations of the Company, on the one hand, and the Purchasers, on the other hand, to effect the Closing shall terminate as follows:

(a) Upon the mutual written consent of the Company and the Purchasers;

(b) By the Company if any of the conditions set forth in Section 2.4(a) shall have become incapable of fulfillment, and shall not have been waived by the Company;

(c) By a Purchaser (with respect to itself only) if any of the conditions set forth in Section 2.4(b) shall have become incapable of fulfillment, and shall not have been waived by such Purchaser; or

(d) By either the Company or any Purchaser (with respect to itself only) if the Closing has not occurred on or prior to March 16, 2015;

provided, however, that, except in the case of clause (a) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

6.2 Notice of Termination; Effect of Termination. In the event of termination by the Company or any Purchaser of its obligations to effect the Closing pursuant to this ARTICLE VI, written notice thereof shall forthwith be given to the other Purchasers by the Company and the other Purchasers shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Purchasers. Nothing in this ARTICLE VI shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

ARTICLE VII.

MISCELLANEOUS

7.1 Fees and Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of Willkie Farr & Gallagher LLP, regardless of whether the transactions contemplated hereby are consummated; it being understood that Willkie Farr & Gallagher LLP has only rendered legal advice to Oracle and not to the Company or any other Purchaser in connection with the transactions contemplated hereby, and that each of the Company and each Purchaser has relied for such matters on the advice of its own respective counsel. Such expenses shall be paid upon demand. The Company shall reimburse the Purchasers upon demand for all reasonable out-of-pocket expenses incurred by the Purchasers, but other than as set forth above in this Section 7.1 relating to Willkie Farr & Gallagher LLP, shall not reimburse for attorney’s fees.

7.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to

5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(i) if to the Company, to Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 (facsimile: 650-404-5901), Attention: Chief Financial Officer, with a copy to Sidley Austin LLP, 555 California Street, 20th Floor, San Francisco, California 94104 (facsimile: 415-772-7400), Attention: Sharon R. Flanagan; and

(ii) if to the Purchasers, to their respective addresses as set forth on Exhibit A attached hereto, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (facsimile 212-728-9592), Attention: Jeffrey S. Hochman.

7.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Principal Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. With the consent of the Company which will not be unreasonably withheld, any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided, that a Purchaser may assign any or all rights under this Agreement to an Affiliate of such Purchaser without the consent of the Company, provided, further that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

7.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 5.9.

7.8 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

7.9 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

7.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

7.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.15 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereof or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HANSEN MEDICAL, INC.

By:	/s/ Christopher P. Lowe
Name:	Christopher P. Lowe
Title:	Interim Chief Financial Officer

[Purchase Agreement Signature Page]

SCHULER FAMILY FOUNDATION

By:	/s/ Jack W. Schuler
Name:	Jack W. Schuler
Title:	Trustee

[Purchase Agreement Signature Page]

ORACLE PARTNERS, LP

By:	/s/ Larry N. Feinberg
Name:	Larry N. Feinberg
Title:	Managing Member of General Partner

[Purchase Agreement Signature Page]

ORACLE TEN FUND MASTER, LP

By:	/s/ Larry N. Feinberg
Name:	Larry N. Feinberg
Title:	Managing Member of General Partner

[Purchase Agreement Signature Page]

ORACLE INSTITUTIONAL PARTNERS, LP

By:	/s/ Larry N. Feinberg
Name:	Larry N. Feinberg
Title:	Managing Member of General Partner

[Purchase Agreement Signature Page]

FEINBERG FAMILY TRUST

By:	/s/ Adam Usdan
Name:	Adam Usdan
Title:	Trustee

[Purchase Agreement Signature Page]

/s/ Matthew Strobeck
Name: Matthew Strobeck

[Purchase Agreement Signature Page]

BIRCHVIEW FUND LLC

By:	/s/ Matthew Strobeck
Name:	Matthew Strobeck
Title:	Managing Member

[Purchase Agreement Signature Page]

/s/ Vaughn Bryson
Name: Vaughn Bryson

[Purchase Agreement Signature Page]

/s/ Garo Armen
Name: Garo Armen

[Purchase Agreement Signature Page]

KENNEDY PRIVATE EQUITY, LLC

By: Kennedy Advisors LLC, its manager

By:	/s/ Lawrence T. Kennedy, Jr.
Name:	Lawrence T. Kennedy, Jr.
Title:	Vice President

[Purchase Agreement Signature Page]

THE JOHN AND CHRISTINE BROWNER FAMILY IRREVOCABLE TRUST

By:	/s/ Christine K. Browner
Name:	Christine K. Browner
Title:	Trust Advisor

[Purchase Agreement Signature Page]

CENTRAL PARK ASSOCIATES, LLC

By:	/s/ Lawrence T. Kennedy
Name:	Lawrence T. Kennedy
Title:	Managing Member

[Purchase Agreement Signature Page]

MARTHA K. LORD REVOCABLE TRUST

By:	/s/ Martha K. Lord
Name:	Martha K. Lord
Title:	Trustee

[Purchase Agreement Signature Page]

PETER M. KENNEDY REVOCABLE TRUST

By:	/s/ Peter M. Kennedy
Name:	Peter M. Kennedy
Title:	Trustee

[Purchase Agreement Signature Page]

DENISON ASSOCIATES, LLC

By:	/s/ Peter M. Kennedy
Name:	Peter M. Kennedy
Title:	Managing Member

[Purchase Agreement Signature Page]

FREDERIC HUTCHINS MOLL REVOCABLE TRUST

By:	/s/ Fred Moll
Name:	Fred Moll
Title:	Executor

[Purchase Agreement Signature Page]

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Investment Amount	Preferred Shares and Warrants Purchased	Series D Warrants Exchanged
Schuler Family Foundation	$15,000,050	Preferred Shares – 23,077 Series E Warrants – 23,077,000	Series D Warrants – 2,694,673
Oracle Partners, LP	$8,000,200	Preferred Shares – 12,308 Series E Warrants –12,308,000	Series D Warrants –1,431,983
Oracle Ten Fund Master, LP	$2,499,900	Preferred Shares –3,846 Series E Warrants –3,846,000	Series D Warrants – 360,350
Oracle Institutional Partners, LP	$1,500,200	Preferred Shares –2,308 Series E Warrants –2,308,000	Series D Warrants – 200,712
Feinberg Family Trust	$1,149,850	Preferred Shares – 1,769 Series E Warrants – 1,769,000	Series D Warrants – 400,000
Matthew Strobeck	$499,850	Preferred Shares – 769 Series E Warrants – 769,000	Series D Warrants – N/A

Purchaser	Investment Amount	Preferred Shares and Warrants Purchased	Series D Warrants Exchanged
Birchview Fund LLC	$999,700	Preferred Shares – 1,538 Series E Warrants – 1,538,000	Series D Warrants – N/A
Vaughn Bryson	$100,100	Preferred Shares – 154 Series E Warrants – 154,000	Series D Warrants – N/A
Garo Armen	$200,200	Preferred Shares – 308 Series E Warrants –308,000	Series D Warrants – N/A
Kennedy Private Equity, LLC	$2,000,050	Preferred Shares – 3,077 Series E Warrants –3,077,000	Series D Warrants – N/A
The John and Christine Browner Family Irrevocable Trust	$250,250	Preferred Shares – 385 Series E Warrants –385,000	Series D Warrants – N/A
Central Park Associates, LLC	$999,700	Preferred Shares – 1,538 Series E Warrants –1,538,000	Series D Warrants – N/A
Martha K. Lord Revocable Trust	$999,700	Preferred Shares – 1,538 Series E Warrants –1,538,000	Series D Warrants – N/A
Peter M. Kennedy Revocable Trust	$200,200	Preferred Shares – 308 Series E Warrants – 308,000	Series D Warrants – N/A
Denison Associates, LLC	$100,100	Preferred Shares – 154 Series E Warrants – 154,000	Series D Warrants – N/A

Purchaser	Investment Amount	Preferred Shares and Warrants Purchased	Series D Warrants Exchanged
Frederic Hutchins Moll Revocable Trust	$499,850	Preferred Shares – 769 Series E Warrants –769,000	Series D Warrants – N/A

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATIONS

EXHIBIT C

FORM OF SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT D

FORM OF WARRANT